EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-90245, 033-53229 and 333-90229) pertaining to Coca-Cola Enterprises Inc. Matched Employees Savings and Investment Plan of our report dated June 22,2007, with respect to the financial statements and supplemental schedule of the Coca-Cola Enterprises Inc. Matched Employees Savings and Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2006.

/S/ BANKS, FINLEY, WHITE & CO.

College Park, Georgia
June 22, 2007